Exhibit 99.1

NEWS RELEASE

For Immediate Distribution	Contact:	Timothy McKenna
tmckenna@rocksp.com
Phone: 609-734-6430

Rockwood Reports First Quarter Results:

-                    Adjusted EBITDA from continuing operations up 13.7%.

-                    As reported EPS from continuing operations of $0.94 vs. $0.80.

-                    As adjusted EPS from continuing operations of $1.23 vs. $0.88.

Princeton, New Jersey; April 25, 2012 — Rockwood Holdings, Inc. (NYSE: ROC), a global producer of specialty chemicals and advanced materials, today reported earnings per share from continuing operations of $0.94 for the first quarter of 2012 as compared to $0.80 for the same period in the prior year. Rockwood’s as adjusted earnings per share from continuing operations increased to $1.23 in the first quarter of 2012 from $0.88 for the same period in the prior year.

Commenting on the first quarter, Seifi Ghasemi, Chairman and Chief Executive Officer, said, “In the first quarter of 2012, Rockwood once again delivered excellent performance. As adjusted EPS was up 39.8% versus the first quarter of 2011, and we achieved a record Adjusted EBITDA margin of 25.8%. These results demonstrate the strength of our portfolio of highly valued specialty chemicals and advanced materials. In addition, our constant and successful efforts to improve productivity resulted in higher margins. Starting this quarter, we are reporting the performance of our Lithium and Surface Treatment businesses separately to improve investor visibility and to demonstrate the high quality of both of these businesses.”

The highlights from continuing operations for the first quarter ended March 31, 2012 are as follows:

•                  Net sales were $909.5 million for the first quarter of 2012, down 0.5% compared to $914.0 million for the same period in the prior year.

•                  Adjusted EBITDA was $234.9 million for the first quarter of 2012, up 13.7% compared to $206.6 million for the same period in the prior year.

•                  On a constant-currency basis, net sales and Adjusted EBITDA were up 2.6% and 17.7%, respectively, for the first quarter of 2012 compared to the same period in the prior year.

•                  Net income attributable to Rockwood for the first quarter of 2012 was $75.8 million, including after-tax other charges of $22.9 million, which were primarily related to the write-

off of a trade name related to the separation of the Lithium and Surface Treatment businesses and the redemption of all of the outstanding senior subordinated notes (2014 Notes). Net income attributable to Rockwood for the first quarter of 2011 was $63.3 million, including after-tax other charges of $6.9 million.

•                  Diluted earnings per share for the first quarter of 2012 were $0.94, including after-tax other charges of $0.29. Excluding other charges, diluted earnings per share were $1.23 in the first quarter of 2012. Diluted earnings per share for the first quarter of 2011 were $0.80, including after-tax other charges of $0.08. Excluding other charges, diluted earnings per share were $0.88 in the first quarter of 2011.

•             In March 2012, the Company used cash on hand and proceeds from a new $350.0 million term loan under its existing senior secured credit facility to redeem all of its 2014 Notes, consisting of €250.1 million in aggregate principal amount of 7.625% euro-denominated notes and $200 million in aggregate principal amount of 7.5% dollar-denominated notes, and paid accrued and unpaid interest and applicable redemption premiums. This redemption is expected to reduce interest expense by about $30 million on an annual basis.

Commenting on the outlook for the remainder of the year, Mr. Ghasemi said, “We continue to be optimistic about the performance of our businesses for the balance of 2012. Lithium products, especially battery grade lithium, should continue to show double-digit sales growth. In addition, we expect stronger volumes in our Surface Treatment business and expect to continue to benefit from productivity gains across our businesses. We expect our new lithium hydroxide plant in North Carolina to be operational in July of this year. In addition, our new Surface Treatment facility in the U.S. will come on stream in October of this year, and we are making good progress on the other capital expansion projects we have announced to support our continued growth in the years to come.”

First quarter results, as compared with the same period a year ago, are summarized below:

•                  Lithium:  Net sales and Adjusted EBITDA increased 1.2% and 8.0%, respectively.

•                  Net sales were up from higher volumes of lithium battery products and butyllithium applications, as well as increased selling prices, but were negatively impacted by a decline in potash volumes related to a change in the marketing strategy of the business and the negative impact of currency changes.

•                  Adjusted EBITDA was up from higher selling prices, partially offset by higher research and development costs and the negative impact of currency changes.

•                  Surface Treatment:  Net sales and Adjusted EBITDA increased 3.4% and 6.7%, respectively.

•                  Net sales were up from increased selling prices in certain markets, and higher demand in the U.S. and Asia, particularly in general industrial and aerospace, partially offset by the negative impact of currency changes.

•                  Adjusted EBITDA was up on higher sales, partially offset by higher raw material and selling, general and administrative costs and the negative impact of currency changes.

•                  Performance Additives:  Net sales and Adjusted EBITDA increased 1.9% and 11.2%, respectively.

•                  Net sales were up from increased selling prices, as well as higher volumes of oilfield applications in our Clay-based Additives business. This was partially offset by an unfavorable product mix and lower volumes in our Color Pigments and Services business.

•                  Adjusted EBITDA was up from higher sales, partially offset by higher raw material costs, particularly quaternary amine and copper.

•                  Titanium Dioxide Pigments:  Net sales decreased 0.7% and Adjusted EBITDA increased 38.2%.

•                  Net sales decreased as lower volumes and the negative impact of currency changes were partially offset by higher selling prices.

•                  Adjusted EBITDA was up on higher selling prices and lower manufacturing costs, partially offset by lower volumes and higher raw material costs, particularly slag and ilmenite, and the negative impact of currency changes.

•                  Advanced Ceramics:  Net sales and Adjusted EBITDA decreased 6.2% and 4.1%, respectively.

•                  Net sales were down primarily from the negative impact of currency changes and lower volumes, particularly electronic and mechanical system applications.

•                  Adjusted EBITDA decreased from the lower sales and the negative impact of currency changes, partially offset by improved productivity and lower maintenance costs.

Other Items:

•                  Restructuring and other severance costs. In the first quarter of 2012, we recorded restructuring and other severance costs of $14.2 million primarily related to the write-off of a trade name in the amount of $10.3 million in the Lithium segment in connection with the separation of the Lithium and Surface Treatment businesses.

•                  Interest expense, net decreased $2.5 million in the first quarter of 2012 compared to the same period in the prior year. The first quarter of 2012 included non-cash losses of $0.4 million and the first quarter of 2011 included non-cash gains of $6.3 million, representing the movement in the mark-to-market valuation of our interest rate swaps. Excluding the impact of these losses and gains, interest expense, net decreased $9.2 million primarily due to debt repayments and lower interest rates related to the 2011 and 2012 debt refinancings.

•                  Loss on early extinguishment/modification of debt. In connection with the redemption of our 2014 Notes in March 2012, we recorded a charge of $9.7 million in the first quarter of 2012 comprised of redemption premiums of $6.7 million and the write-off of deferred financing costs of $3.0 million.

•                  Income taxes. The effective income tax rate for the first quarter of 2012 was 25.4% and was favorably impacted by a beneficial foreign earnings mix and certain domestic income that was not tax effected.

•                  Free cash flow was an outflow of $18.7 million for the first quarter of 2012, primarily impacted by capital expenditures of $74.2 million.

•                  Net debt, which is total debt less cash and cash equivalents, was $1,425.1 million as of March 31, 2012 compared to $1,366.2 million as of December 31, 2011. The increase in net debt was primarily due to cash used for working capital and capital expenditures.

Conference Call and Webcast

We will host a conference call and webcast to discuss the results of operations for the first quarter ended March 31, 2012 on Wednesday, April 25th at 11:00 am Eastern Time. The dial-in number to access the conference call in the U.S. is (800) 230-1092 and the international dial-in number is (612) 288-0329. No access code is needed for either call. A replay of the conference call will be available through May 9th, 2012 at (800) 475-6701 in the U.S., access code: 242666, and internationally at (320) 365-3844, access code: 242666.

A listen only, live webcast of the conference call will be available at www.rocksp.com.  Materials for the call, including a PowerPoint file detailing the results, will be available for download on this site on the morning of the call. The webcast and PowerPoint file will be archived on Rockwood’s website.

Non-GAAP Financial Measures

This press release includes “non-GAAP financial measures,” such as, a discussion of Adjusted EBITDA, free cash flow and net income/diluted earnings per share from continuing operations attributable to Rockwood Holdings, Inc. excluding certain items. Adjusted EBITDA is not intended to be an alternative to net income attributable to Rockwood Holdings, Inc. as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. All presentations of consolidated Adjusted EBITDA are calculated using the definition set forth in the Company’s senior secured credit agreement as a basis and reflects management’s interpretations thereof.  Adjusted EBITDA, which is referred to under the senior secured credit agreement as “Consolidated EBITDA,” is defined in the senior secured credit agreement as consolidated earnings (which, as defined in the senior secured credit agreement, equals income (loss) before the deduction of income taxes of Rockwood Specialties Group, Inc. and the Restricted Subsidiaries (as such term is defined in the senior secured credit agreement), excluding extraordinary items) plus certain items including interest expense, depreciation expense, amortization expense, extraordinary losses and non-recurring charges, losses on asset sales, less certain items including extraordinary gains and non-recurring gains, non-cash gains and gains on asset sales.  We use Adjusted EBITDA on a consolidated basis to assess our operating performance, to calculate performance-based cash bonuses and determine whether certain performance-based options and restricted stock units vest (as such bonuses, options and restricted stock units are tied to Adjusted EBITDA), and as a liquidity measure. In addition, we use Adjusted EBITDA to determine compliance with our debt covenants. We also use Adjusted EBITDA on a segment basis as the primary measure used by our chief operating decision maker to evaluate the ongoing performance of our business segments and reporting units. A reconciliation of net income attributable to Rockwood Holdings, Inc. to Adjusted EBITDA is contained in this press release. We strongly urge you to review the reconciliation. In addition, we discuss sales growth in terms of nominal (actual) and net change (nominal less constant currency impacts).

Free cash flow is not intended to be an alternative to cash flows from operating activities as a measure of liquidity. Our presentation of free cash flow is defined as net cash from operating activities of continuing operations, less capital expenditures,  plus proceeds from government grants received and other items (including, among others, the cash impact of adjustments made to Adjusted EBITDA under our senior secured credit agreement). Management believes that free cash flow is meaningful to investors because it provides an additional measure of liquidity.  However, a limitation of free cash flow is that it does not represent the total increase or decrease in cash during the period. An additional limitation associated with the use of this measure is that the term “free cash flow” does not have a standardized meaning.  Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may provide investors a comparable view of our performance in relation to other companies.  Management compensates for this limitation by presenting the most comparable GAAP measure, net cash provided by operating activities of continuing operations, with free cash flow within its earnings release and by providing a reconciliation that shows and describes the adjustments made. A reconciliation of net cash provided by operating activities of continuing operations to free cash flow is provided in the accompanying tables.

Neither net income from continuing operations attributable to Rockwood Holdings, Inc. excluding certain items nor diluted earnings per share from continuing operations attributable to Rockwood Holdings, Inc. excluding certain items is intended to be an alternative for net income or diluted earnings per share. Management believes that net income and diluted earnings per share from continuing operations attributable to Rockwood Holdings, Inc. excluding certain items is meaningful to investors because it provides a view of the Company with respect to ongoing operating results. Reconciliations of these non-GAAP financial measures are included herein. These non-GAAP measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,700 people and annual net sales of approximately $3.7 billion. Rockwood focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s periodic reports on file with the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Rockwood Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Dollars in millions, except per share amounts; shares in thousands)

(Unaudited)

	Three months ended
	March 31,
	2012	2011
Net sales	$909.5	$914.0
Cost of products sold	566.7	592.9
Gross profit	342.8	321.1

Selling, general and administrative expenses	177.1	180.7
Restructuring and other severance costs	14.2	1.0
Operating income	151.5	139.4

Other expenses, net:
Interest expense, net (a)	(20.5)	(23.0)
Loss on early extinguishment/modification of debt	(9.7)	(16.2)
Foreign exchange (loss) gain on financing activities, net	(1.0)	2.0
Other expenses, net	(31.2)	(37.2)

Income from continuing operations before taxes	120.3	102.2
Income tax provision	30.6	28.8
Income from continuing operations	89.7	73.4
Income from discontinued operations, net of tax (b)	—	114.7
Net income	89.7	188.1
Net income attributable to noncontrolling interest	(13.9)	(10.1)
Net income attributable to Rockwood Holdings, Inc.	$75.8	$178.0

Amounts attributable to Rockwood Holdings, Inc.:
Income from continuing operations	$75.8	$63.3
Income from discontinued operations	—	114.7
Net income	$75.8	$178.0

Basic earnings per share attributable to Rockwood Holdings, Inc.:
Earnings from continuing operations	$0.98	$0.83
Earnings from discontinued operations (b)	—	1.51
Basic earnings per share	$0.98	$2.34

Diluted earnings per share attributable to Rockwood Holdings, Inc.:
Earnings from continuing operations	$0.94	$0.80
Earnings from discontinued operations (b)	—	1.44
Diluted earnings per share	$0.94	$2.24

Weighted average number of basic shares outstanding	77,384	76,136
Weighted average number of diluted shares outstanding	80,315	79,508

(a) Interest expense, net includes:
Interest expense on debt, net	$(18.8)	$(28.0)
Mark-to-market (losses) gains on interest rate swaps	(0.4)	6.3
Deferred financing costs	(1.3)	(1.3)
Total	$(20.5)	$(23.0)

(b) Primarily relates to the gain on sale of the AlphaGary plastic compounding business.

Rockwood Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Dollars in millions, except per share amounts; shares in thousands)

(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$97.9	$321.5
Accounts receivable, net	537.2	454.1
Inventories	784.4	674.3
Deferred income taxes	10.8	10.2
Prepaid expenses and other current assets	76.8	75.1
Total current assets	1,507.1	1,535.2
Property, plant and equipment, net	1,660.6	1,618.5
Goodwill	874.5	849.6
Other intangible assets, net	495.5	509.7
Deferred financing costs, net	18.9	14.3
Deferred income taxes	20.5	19.3
Other assets	43.5	41.0
Total assets	$4,620.6	$4,587.6
LIABILITIES
Current liabilities:
Accounts payable	$233.2	$249.1
Income taxes payable	62.8	45.8
Accrued compensation	162.7	161.4
Accrued expenses and other current liabilities	144.3	129.6
Deferred income taxes	3.8	3.8
Long-term debt, current portion	91.2	250.5
Total current liabilities	698.0	840.2
Long-term debt	1,431.8	1,437.2
Pension and related liabilities	465.6	450.7
Deferred income taxes	94.8	86.5
Other liabilities	106.9	100.6
Total liabilities	2,797.1	2,915.2
Restricted stock units	15.7	14.0
EQUITY
Rockwood Holdings, Inc. stockholders’ equity:
Common stock ($0.01 par value, 400,000 shares authorized, 77,636 shares issued and 77,542 shares outstanding at March 31, 2012; 400,000 shares authorized, 77,030 shares issued and 76,936 shares outstanding at December 31, 2011)	0.8	0.8
Paid-in capital	1,228.7	1,222.2
Accumulated other comprehensive income	58.9	10.1
Retained earnings	204.3	128.5
Treasury stock, at cost	(1.4)	(1.4)
Total Rockwood Holdings, Inc. stockholders’ equity	1,491.3	1,360.2
Noncontrolling interest	316.5	298.2
Total equity	1,807.8	1,658.4
Total liabilities and equity	$4,620.6	$4,587.6

Rockwood Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Dollars in millions)

(Unaudited)

	Three months ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$89.7	$188.1
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of tax (a)	—	(114.7)
Depreciation and amortization	65.8	65.4
Deferred financing costs amortization	1.3	1.3
Loss on early extinguishment/modification of debt	9.7	16.2
Foreign exchange loss (gain) on financing activities, net	1.0	(2.0)
Fair value adjustment of derivatives	0.4	(6.3)
Bad debt provision	—	0.2
Stock-based compensation	2.9	2.9
Deferred income taxes	5.1	5.7
Restructuring and other	11.4	0.1
Excess tax benefits from stock-based payment arrangements	(0.7)	—
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	(71.6)	(84.4)
Inventories	(93.9)	(14.5)
Prepaid expenses and other assets	(3.0)	11.9
Accounts payable	(4.2)	(7.4)
Income taxes payable	16.3	17.1
Accrued expenses and other liabilities	17.4	(29.9)
Net cash provided by operating activities of continuing operations	47.6	49.7
Net cash used in operating activities of discontinued operations	(1.9)	(1.8)
Net cash provided by operating activities	45.7	47.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures (b)	(74.2)	(54.2)
Acquisitions	(0.2)	—
Proceeds on sale of assets	1.3	0.2
Net cash used in investing activities of continuing operations	(73.1)	(54.0)
Net cash provided by investing activities of discontinued operations, representing net sale proceeds in 2011	—	305.7
Net cash (used in) provided by investing activities	(73.1)	251.7
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock, net of fees	4.5	6.4
Excess tax benefits from stock-based payment arrangements	0.7	—
Repayment of 2014 Notes	(534.1)	—
Proceeds from senior secured debt	350.0	—
Prepayment of senior secured debt	—	(408.9)
Repayment of senior secured debt	(4.3)	(7.0)
Proceeds from other long-term debt	5.1	—
Payments on other long-term debt	(1.3)	(0.6)
Loan repayments to noncontrolling shareholders	—	(2.0)
Deferred financing costs	(7.7)	(5.3)
Fees related to early extinguishment/modification of debt	(6.7)	(12.1)
Distributions to noncontrolling shareholder	—	(0.5)
Net cash used in financing activities	(193.8)	(430.0)
Effect of exchange rate changes on cash and cash equivalents	(2.4)	(11.2)
Net decrease in cash and cash equivalents	(223.6)	(141.6)
Less net decrease in cash and cash equivalents from discontinued operations	—	(16.6)
Decrease in cash and cash equivalents from continuing operations	(223.6)	(125.0)
Cash and cash equivalents of continuing operations, beginning of period	321.5	324.1
Cash and cash equivalents of continuing operations, end of period	$97.9	$199.1

Supplemental disclosures of cash flow information:
Interest paid	$25.6	$28.5
Income taxes paid, net of refunds	9.2	5.9
Non-cash investing activities:
Acquisition of capital equipment	19.5	14.6

(a)          Primarily relates to the gain on sale of the AlphaGary plastic compounding business.

(b)         Net of government grants of $4.3 million and $3.0 million for the three months ended March 31, 2012 and 2011, respectively.

Rockwood Holdings, Inc. and Subsidiaries

Net Sales and Adjusted EBITDA

	Net Sales
	Three Months Ended
	March 31,
($ in millions)	2012	2011	% Change
Lithium	$114.7	$113.3	1.2%
Surface Treatment	188.6	182.4	3.4
Performance Additives	196.5	192.8	1.9
Titanium Dioxide Pigments	225.1	226.6	(0.7)
Advanced Ceramics	144.6	154.1	(6.2)
Corporate and other	40.0	44.8	(10.7)
Total	$909.5	$914.0	(0.5)%

	Adjusted EBITDA
	Three Months Ended
	March 31,
($ in millions)	2012	2011	% Change
Lithium	$44.4	$41.1	8.0%
Surface Treatment	39.7	37.2	6.7
Performance Additives	38.8	34.9	11.2
Titanium Dioxide Pigments	75.6	54.7	38.2
Advanced Ceramics	46.3	48.3	(4.1)
Corporate and other	(9.9)	(9.6)	(3.1)
Adjusted EBITDA from continuing operations	234.9	206.6	13.7
Discontinued operations - Plastic Compounding	—	0.2	(100.0)
Total Adjusted EBITDA	$234.9	$206.8	13.6%

Rockwood Holdings, Inc. and Subsidiaries

Reconciliation of Segment Net Sales and Adjusted EBITDA

	Three Months Ended
	March 31,		Total	Total
($ in millions)	2012	2011	Change in $	Change in %
Net Sales:
Lithium	$114.7	$113.3	$1.4	1.2%
Surface Treatment	188.6	182.4	6.2	3.4
Performance Additives	196.5	192.8	3.7	1.9
Titanium Dioxide Pigments	225.1	226.6	(1.5)	(0.7)
Advanced Ceramics	144.6	154.1	(9.5)	(6.2)
Corporate and other	40.0	44.8	(4.8)	(10.7)
Total	$909.5	$914.0	$(4.5)	(0.5)%

	Constant	Constant Currency Basis
	Currency	Net	Net
($ in millions)	Effect in $ (a)	Change in $	Change in %
Net Sales:
Lithium	$(2.1)	$3.5	3.1%
Surface Treatment	(6.5)	12.7	7.0
Performance Additives	(2.4)	6.1	3.2
Titanium Dioxide Pigments	(9.8)	8.3	3.7
Advanced Ceramics	(5.5)	(4.0)	(2.6)
Corporate and other	(1.7)	(3.1)	(6.9)
Total	$(28.0)	$23.5	2.6%

	Three Months Ended
	March 31,		Total	Total
($ in millions)	2012	2011	Change in $	Change in %
Adjusted EBITDA:
Lithium	$44.4	$41.1	$3.3	8.0%
Surface Treatment	39.7	37.2	2.5	6.7
Performance Additives	38.8	34.9	3.9	11.2
Titanium Dioxide Pigments	75.6	54.7	20.9	38.2
Advanced Ceramics	46.3	48.3	(2.0)	(4.1)
Corporate and other	(9.9)	(9.6)	(0.3)	(3.1)
Adjusted EBITDA from continuing operations	234.9	206.6	28.3	13.7
Discontinued operations - Plastic Compounding	—	0.2	(0.2)	(100.0)
Total Adjusted EBITDA	$234.9	$206.8	$28.1	13.6%

	Constant	Constant Currency Basis
	Currency	Net	Net
($ in millions)	Effect in $ (a)	Change in $	Change in %
Adjusted EBITDA:
Lithium	$(1.1)	$4.4	10.7%
Surface Treatment	(1.2)	3.7	9.9
Performance Additives	(0.5)	4.4	12.6
Titanium Dioxide Pigments	(3.2)	24.1	44.1
Advanced Ceramics	(2.0)	—	—
Corporate and other	(0.2)	(0.1)	(1.0)
Adjusted EBITDA from continuing operations	(8.2)	36.5	17.7
Discontinued operations - Plastic Compounding	—	(0.2)	(100.0)
Total Adjusted EBITDA	$(8.2)	$36.3	17.6%

(a)          The constant currency effect is the translation impact of the change in the average rate of exchange of another currency to the U.S. dollar for the applicable period as compared to the preceding period. The impact primarily relates to the conversion of the Euro to the U.S. dollar.

Rockwood Holdings, Inc. and Subsidiaries

Reconciliation of Income (Loss) from Continuing Operations before Taxes to Adjusted EBITDA by Segment

				Titanium
		Surface	Performance	Dioxide
($ in millions)	Lithium	Treatment	Additives	Pigments
Three months ended March 31, 2012

Income (loss) from continuing operations before taxes	$16.0	$22.7	$18.5	$53.6
Interest expense, net	1.0	5.2	2.2	1.9
Depreciation and amortization	10.7	7.9	15.1	17.3
Restructuring and other severance costs	11.3	0.8	2.0	—
Systems/organization establishment expenses	—	—	0.1	1.5
Loss on early extinguishment/modification of debt	2.2	3.0	0.9	—
Foreign exchange loss (gain) on financing activities, net	3.2	—	—	—
Other	—	0.1	—	1.3
Total Adjusted EBITDA	$44.4	$39.7	$38.8	$75.6

	Advanced	Corporate and
($ in millions)	Ceramics	other	Consolidated
Three months ended March 31, 2012

Income (loss) from continuing operations before taxes	$28.6	$(19.1)	$120.3
Interest expense, net	4.6	5.6	20.5
Depreciation and amortization	12.8	2.0	65.8
Restructuring and other severance costs	—	0.1	14.2
Systems/organization establishment expenses	—	—	1.6
Loss on early extinguishment/modification of debt	0.7	2.9	9.7
Foreign exchange loss (gain) on financing activities, net	(0.5)	(1.7)	1.0
Other	0.1	0.3	1.8
Total Adjusted EBITDA	$46.3	$(9.9)	$234.9

				Titanium
		Surface	Performance	Dioxide
($ in millions)	Lithium	Treatment	Additives	Pigments
Three months ended March 31, 2011

Income (loss) from continuing operations before taxes	$25.7	$17.2	$15.1	$38.7
Interest expense, net	2.2	5.9	2.5	(1.1)
Depreciation and amortization	9.7	8.8	14.2	17.1
Restructuring and other severance costs	—	0.9	0.1	—
Systems/organization establishment expenses	—	0.1	0.2	—
Acquisition and disposal costs	—	0.1	—	—
Loss on early extinguishment/modification of debt	3.1	4.5	1.7	—
Foreign exchange loss (gain) on financing activities, net	0.3	(0.4)	1.0	—
Other	0.1	0.1	0.1	—
Adjusted EBITDA from continuing operations	41.1	37.2	34.9	54.7
Discontinued operations - Plastic Compounding	—	—	—	—
Total Adjusted EBITDA	$41.1	$37.2	$34.9	$54.7

		Discontinued
		Operations -
	Advanced	Plastic	Corporate and
($ in millions)	Ceramics	Compounding	other	Consolidated
Three months ended March 31, 2011

Income (loss) from continuing operations before taxes	$24.8	$—	$(19.3)	$102.2
Interest expense, net	6.2	—	7.3	23.0
Depreciation and amortization	13.4	—	2.2	65.4
Restructuring and other severance costs	—	—	—	1.0
Systems/organization establishment expenses	—	—	—	0.3
Acquisition and disposal costs	—	—	—	0.1
Loss on early extinguishment/modification of debt	4.0	—	2.9	16.2
Foreign exchange loss (gain) on financing activities, net	(0.1)	—	(2.8)	(2.0)
Other	—	—	0.1	0.4
Adjusted EBITDA from continuing operations	48.3	—	(9.6)	206.6
Discontinued operations - Plastic Compounding	—	0.2	—	0.2
Total Adjusted EBITDA	$48.3	$0.2	$(9.6)	$206.8

Rockwood Holdings, Inc. and Subsidiaries

Consolidated Reconciliation of Net Income Attributable to

Rockwood Holdings, Inc. to Adjusted EBITDA

($ in millions)

	Three Months Ended
	March 31,
	2012	2011
Net income attributable to Rockwood Holdings, Inc.	$75.8	$178.0
Net income attributable to noncontrolling interest	13.9	10.1
Net income	89.7	188.1
Income tax provision	30.6	28.8
Income from discontinued operations, net of tax (a)	—	(114.7)
Income from continuing operations before taxes	120.3	102.2
Interest expense, net	20.5	23.0
Depreciation and amortization	65.8	65.4
Restructuring and other severance costs	14.2	1.0
Systems/organization establishment expenses	1.6	0.3
Acquisition and disposal costs	—	0.1
Loss on early extinguishment/modification of debt	9.7	16.2
Foreign exchange loss (gain) on financing activities, net	1.0	(2.0)
Other	1.8	0.4
Adjusted EBITDA from continuing operations	234.9	206.6
Discontinued operations - Plastic Compounding	—	0.2
Total Adjusted EBITDA	$234.9	$206.8

(a) Primarily relates to the gain on sale of the AlphaGary plastic compounding business.

Rockwood Holdings, Inc. and Subsidiaries

Reconciliation of Net Cash Provided By Operating Activities From

Continuing Operations to Adjusted EBITDA

	Three months ended
	March 31,
($ in millions)	2012	2011
Net cash provided by operating activities from continuing operations	$47.6	$49.7
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions	125.5	104.3
Current portion of income tax provision	25.5	23.1
Interest expense, net, excluding amortization of deferred financing costs and unrealized losses/gains on derivatives	18.8	28.0
Restructuring and other severance costs	14.2	1.0
Systems/organization establishment expenses	1.6	0.3
Acquisition and disposal costs	—	0.1
Bad debt provision	—	(0.2)
Other	1.7	0.3
Adjusted EBITDA from continuing operations	234.9	206.6
Discontinued operations - Plastic Compounding	—	0.2
Total Adjusted EBITDA	$234.9	$206.8

Rockwood Holdings, Inc. and Subsidiaries

Reconciliation of Net Cash Provided by Operating Activities From

Continuing Operations to Free Cash Flow

Three months ended
($ in millions)	March 31, 2012
Net cash provided by operating activities of continuing operations	$47.6
Capital expenditures, net of government grants received	(74.2)
Restructuring and other severance payments	3.8
Excess tax benefits from stock-based payment arrangements	0.7
Other (a)	3.4
Free Cash Flow	$(18.7)

(a) Represents the cash impact of adjustments made to EBITDA under our senior secured credit agreement.

Rockwood Holdings, Inc. and Subsidiaries

Consolidated Reconciliation of Net Income/Diluted Earnings Per Share from Continuing Operations Attributable to Rockwood Holdings, Inc.

as Reported to Net Income/Diluted Earnings Per Share from Continuing Operations Attributable to Rockwood Holdings, Inc. as Adjusted

(Dollars in millions, except per share amounts; shares in thousands)

	Three Months Ended		Three Months Ended
	March 31, 2012		March 31, 2011
	Net Income from Continuing	Diluted EPS	Net Income from Continuing	Diluted EPS
	Operations Attributable	from	Operations Attributable	from
	to Rockwood	Continuing	to Rockwood	Continuing
	Holdings, Inc.	Operations	Holdings, Inc.	Operations
As reported	$75.8	$0.94	$63.3	$0.80

Adjustments to expenses from continuing operations:
Restructuring and other severance costs	12.2	0.15	0.9	0.01
Loss on early extinguishment/modification of debt	7.9	0.10	13.2	0.17
Foreign exchange loss on financing activities, net	0.9	0.01	—	—
Systems/organization establishment expenses	0.5	0.01	0.2	—
Mark-to-market swap loss	0.2	—	—	—
Other	1.2	0.02	0.3	—
Subtotal	22.9	0.29	14.6	0.18

Adjustments to income from continuing operations:
Mark-to-market swap gain	—	—	(4.4)	(0.06)
Foreign exchange gain on financing activities, net	—	—	(2.4)	(0.03)
Impact of tax related items	—	—	(0.9)	(0.01)
Subtotal	—	—	(7.7)	(0.10)

Total adjustments (a)	22.9	0.29	6.9	0.08

As adjusted	$98.7	$1.23	$70.2	$0.88

Weighted average number of diluted shares outstanding		80,315		79,508

(a) The tax effects of the adjustments are benefits of $5.8 million and $3.8 million for the three months ended March 31, 2012 and 2011, respectively, based on the statutory tax rate in the various tax jurisdictions in which the adjustments occurred, adjusted for the impact of certain valuation allowances.